Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

June 27, 2024

Issuer:	Florida Power & Light Company

Designation:	Floating Rate Notes, Series due July 2, 2074

Registration Format:	SEC Registered

Principal Amount:	$167,105,000

Date of Maturity:	July 2, 2074

Interest Payment Dates:	Quarterly in arrears on January 2, April 2, July 2 and October 2, beginning October 2, 2024

Coupon Rate:	Floating rate based on Compounded SOFR minus 0.35%, calculated quarterly. The coupon rate shall not be less than 0.00%.

Price to Public:	100.00% of the principal amount thereof

Call Provision:	On or after July 2, 2054, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on January 2 or July 2 as set forth below:

Six-month period beginning on	Redemption price
July 2, 2054	105.00%
January 2, 2055	105.00%
July 2, 2055	104.50%
January 2, 2056	104.50%
July 2, 2056	104.00%
January 2, 2057	104.00%
July 2, 2057	103.50%
January 2, 2058	103.50%
July 2, 2058	103.00%
January 2, 2059	103.00%
July 2, 2059	102.50%
January 2, 2060	102.50%
July 2, 2060	102.00%
January 2, 2061	102.00%
July 2, 2061	101.50%
January 2, 2062	101.50%
July 2, 2062	101.00%
January 2, 2063	101.00%
July 2, 2063	100.50%
January 2, 2064	100.50%
July 2, 2064 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date) as set forth below:

Repayment date	Repayment price
July 2, 2025	98.00%
January 2, 2026	98.00%
July 2, 2026	98.00%
January 2, 2027	98.00%
July 2, 2027	98.00%
January 2, 2028	98.00%
July 2, 2028	98.00%
January 2, 2029	98.00%
July 2, 2029	98.00%
January 2, 2030	99.00%
July 2, 2030	99.00%
January 2, 2031	99.00%
July 2, 2031	99.00%
January 2, 2032	99.00%
July 2, 2032	99.00%
January 2, 2033	99.00%
July 2, 2033	99.00%
January 2, 2034	99.00%
July 2, 2034	99.00%
January 2, 2035	99.00%
July 2, 2035 and on July 2 of every second year thereafter, through and including July 2, 2071	100.00%

Trade Date:	June 27, 2024

Settlement Date:	July 1, 2024 (T+2)*

CUSIP / ISIN Number:	341081 GW1 / US341081GW14

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:
Morgan Stanley & Co. LLC
UBS Securities LLC
RBC Capital Markets, LLC
Citigroup Global Markets Inc.

*   It is expected that delivery of the Notes will be made against payment therefor on or about July 1, 2024, which will be the second business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+2, purchasers who wish to trade the Notes on the date of pricing of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**  A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated June 25, 2024 (the “Preliminary Prospectus”), with respect to the Notes.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 866-718-1649, UBS Securities LLC toll-free at 888-827-7275, RBC Capital Markets, LLC toll-free at 866-375-6829 and Citigroup Global Markets Inc. toll-free at 800-831-9146.